Exhibit 99.1

Build-A-Bear Workshop Founder and CEO Announces Retirement

ST. LOUIS –   January 31, 2013 – Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive entertainment retailer, today announced that its Founder, Maxine Clark, has announced her plan to retire as Chief Executive Bear.  Ms. Clark, 63, will continue in her current position until a successor has been named and a successful transition has occurred.  She will remain as a member of the Build-A-Bear Workshop Board of Directors. The Company also announced select preliminary unaudited fourth quarter fiscal 2012 store and e-commerce sales results, as well as expectations for certain balance sheet metrics at year end.

“Creating Build-A-Bear Workshop and nurturing the Company from a fledgling start up to a global retail brand has been one of the greatest experiences of my professional life. I have met so many wonderful people – associates and Guests – which made my decision to retire as CEB a difficult one,” stated Maxine Clark, Chief Executive Bear. “Although our business has experienced challenges over the past few years as consumers have reduced discretionary purchases, our strategic plan and key initiatives are beginning to work.  I believe now is an opportune time to attract a new chief executive to take this incredible brand forward and for me to take my entrepreneurial experience and combine it with my passion to improve public education in our region in a more significant way. We have made great progress in education reform in the St. Louis area, but more is needed so that all children have the chance to achieve their dreams just as I have.”

“Maxine Clark has been the inspiration and driving force that resulted in Build-A-Bear Workshop becoming a global retail entertainment brand,” said Mary Lou Fiala, Non-Executive Chairman of the Board.  “Through her vision, Build-A-Bear Workshop has achieved status as a favorite brand known to families worldwide. I am confident in our business plan.  The Board is working closely with Maxine and the executive team to achieve our goals and execute our long term strategies.”

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On a preliminary unaudited basis for the Fourth Quarter, the 13-weeks ended December 29, 2012:

•	Consolidated comparable store sales are expected to decline 1.7%, representing a marked improvement from the 11.1% decline in third quarter fiscal 2012;
•	Comparable store sales in North America are expected to increase 1.5% and decline 11.4% in Europe;
•	Consolidated e-commerce sales are expected to increase 14.0%, excluding the impact of foreign exchange;
•	The six stores that feature the Company’s newly imagined store design are expected to report an average 30% increase in sales in the fourth quarter of 2012 from the fourth quarter of 2011; and
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The Company noted that it strategically increased investment in SG&A to support its long term growth strategies and that it expects a reduction in its UK performance versus the 2011 fourth quarter.  This combined with anticipated nonrecurring charges are expected to have a significant negative impact on fourth quarter profitability.

In addition:

•	Inventory at year end is expected to decline from the prior year end on an average square foot basis; and
•	Cash at year end is expected to approximate $45 million.

The Company also remains on track to close 50 to 60 existing stores in fiscal 2013 and fiscal 2014 to reach its optimal store base of 225 to 250 stores.  These select store closures are expected to transfer approximately 20% of sales to other stores in the same markets. In addition, the Company continues to expect to relocate and remodel between 40 to 50 existing locations in its new store design by year-end 2014.

The Company noted that it is in its normal year-end closing and review procedures and the final results for the fourth quarter and fiscal year 2012, the 13-week and 52-week periods ended December 29, 2012, may differ, subject to year-end closing procedures and/or adjustments and should not be viewed as a substitute for annual financial statements prepared in accordance with generally accepted accounting principles.

The Company expects to report full results for the fourth quarter and 2012 fiscal year on February 14, 2013.

“Our preliminary sales results point to an improved comparable store sales performance versus the third quarter and included the continued success of our six stores in our new store design, which experienced average sales growth of 30%.  In the UK, comparable store sales declined driven by the ongoing challenging economic environment. This combined with increased expenses and non recurring charges are expected to negatively impact our fourth quarter and full year operating performance versus last year,” Ms. Clark continued.  “As we begin 2013, we are pleased to see our strategies begin to gain traction.  During holiday our increased brand marketing investment resulted in our Guests favoring the Build-A-Bear Workshop experience as a gift for family and friends.  This led to increased gift card sales in North America and the UK during the fourth quarter and has translated into a notable improved sales trend in the beginning of the first quarter as these cards are redeemed.  The actions we are taking to close and reposition stores within markets, remodel existing stores to our successful new store design and support the brand with a re-invigorated brand marketing campaign are expected to position our Company for improved profitability and growth. I am confident that our seasoned and committed leadership team will take the Build-A-Bear Workshop brand to even greater heights and equally grateful for the unwavering support of the Build-A-Bear Workshop associates and Guests who helped me bring the vision for our Company to life. They are truly the heart of our brand.”

About Build-A-Bear Workshop, Inc.

Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. There are more than 400 Build-A-Bear Workshop stores worldwide, including company-owned stores in the U.S., Puerto Rico, Canada, the United Kingdom and Ireland, and franchise stores in Europe, Asia, Australia, Africa, the Middle East, Mexico and South America. Founded in St. Louis in 1997, Build-A-Bear Workshop is the leader in interactive retail. Brands include make-your-own Major League Baseball® mascot in-stadium locations, and Build-A-Dino® stores. Build-A-Bear Workshop extends its in-store interactive experience online with its award winning virtual world website at bearville.com™. The company was named to the FORTUNE 100 Best Companies to Work For® list for the fifth year in a row in 2013. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $394.4 million in fiscal 2011. For more information, call 888.560.BEAR (2327) or visit the company's award-winning website at buildabear.com®.

TRADEMARKS
We would like to thank you for your interest in covering our business. As you write your story, we would ask that you use our full name: Build-A-Bear Workshop® and that when referencing the process of making stuffed animals you use the word “make” not “build." Build-A-Bear Workshop is our well-known trade name and our registered trademark of Build-A-Bear Retail Management, Inc. Build-A-Bear Workshop® should only be used in capital letters to refer to our products and services and should not be used as a verb.

Forward-Looking Statements

This press release contains "forward-looking statements" (within the meaning of the federal securities laws) which represent Build-A-Bear Workshop expectations or beliefs with respect to future events.  Our actual results may differ materially from the results discussed in the forward-looking statements.  These risks and uncertainties include, without limitation, those detailed under the caption “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC, and the following:  general global economic conditions may continue to deteriorate, which could lead to disproportionately reduced consumer demand for our products, which represent relatively discretionary spending; customer traffic may decrease in the shopping malls where we are located, on which we depend to attract guests to our stores; we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion; our marketing and on-line initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic; we may be unable to generate comparable store sales growth; we may be unable to effectively operate or manage the overall portfolio of our company-owned stores; we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms or in favorable locations, or may violate the terms of our current leases; the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade, including foreign currency fluctuation; our products could become subject to recalls or product liability claims that could adversely impact our financial performance and harm our reputation among consumers; we are susceptible to disruption in our inventory flow due to our reliance on a few vendors; high petroleum products prices could increase our inventory transportation costs and adversely affect our profitability; we may not be able to operate our company-owned stores in the United Kingdom and Ireland profitably; we may be unable to effectively manage our international franchises or laws relating to those franchises may change; we may improperly obtain or be unable to protect information from our guests in violation of privacy or security laws or expectations; we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise; we may suffer negative publicity or negative sales if the non-proprietary toy products we sell in our stores do not meet our quality or sales expectations; we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team; we may be unable to operate our company-owned distribution center efficiently or our third-party distribution center providers may perform poorly; our market share could be adversely affected by a significant, or increased, number of competitors; we may fail to renew, register or otherwise protect our trademarks or other intellectual property; poor global economic conditions could have a material adverse effect on our liquidity and capital resources; we may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights; fluctuations in our quarterly results of operations could cause the price of our common stock to substantially decline; and we may be unable to repurchase shares of our common stock at the times or in the amounts we currently anticipate or the results of the share repurchase program may not be as beneficial as we currently anticipate.  These risks, uncertainties and other factors may adversely affect our business, growth, financial condition or profitability, or subject us to potential liability, and cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

Contacts:
Investors:
Tina Klocke
Build-A-Bear Workshop
314.423.8000 x5210
Media:
Jill Saunders,
Build-A-Bear Workshop
314.423.8000 x5293
Cell: 314-422-4523